Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (Post Effective Amendment No. 3) of Regenerative Medical Technology Group, Inc., (the “Company”) for the years ended December 31, 2024, and December 31, 2023 of our report dated April 15, 2025 which includes an explanatory paragraph for the substantial doubt about the Company’s ability to continue as a Going Concern, relating to the consolidated financial statements for the years ended December 31, 2024 and December 31, 2023 listed in the accompanying index.

We also consent to the reference to Victor Mokuolu, CPA PLLC as experts in this Registration Statement on Form S-1.

Houston, Texas

June 24, 2025